SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*







                              Auspex Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    052116100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       /_/           Rule 13d-1(b)

       /X/           Rule 13d-1(c)

       /_/           Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         052116100
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------

                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Delaware
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                              0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                    2,013,960
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                         0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power               2,013,960
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   2,013,960
                                                                    ------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                    --------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9              4.4%
                                                                  --------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         052116100
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------

               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           USA
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            2,158,440
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power       2,158,440
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   2,158,440
                                                                     -----------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9              4.8%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             IN
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         052116100
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------

                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Delaware
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              144,480
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power         144,480
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   144,480
                                                                     -----------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.3%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             OO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         052116100
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------

               98-0211544
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization         Cayman Islands
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            1,703,970
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power       1,703,970
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   1,703,970
                                                                     -----------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9              3.7%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         052116100
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Altar Rock Fund L.P.
               -----------------------------------------------------------------

               06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Delaware
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                10,356
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power           10,356
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   10,356
                                                                     -----------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9            0.02%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             PN
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         052116100
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------

               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Cayman Islands
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              299,634
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power         299,634
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   299,634
                                                                     -----------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9              0.7%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             CO
                                                           ---------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Auspex Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2300 Central Expressway
               Santa Clara, CA 95050

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT and Altar Rock is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Mr. Jones is a citizen of the United States
               Altar Rock is a Delaware limited partnership
               TPT is a Delaware limited liability company
               Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               052116100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) [ ] Broker or Dealer registered under section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 2001).

        (a) Amount Beneficially Owned: See Item 9 of cover pages

        (b) Percent of Class: See Item 11 of cover pages

        (c) Number of shares as to which such person has:

           (i)  sole power to vote or to direct
                the vote                              See Item 5 of cover pages
                                                      --------------------------
           (ii) shared power to vote or to direct
                the vote                              See Item 6 of cover pages
                                                      --------------------------
           (iii)sole power to dispose or to direct
                the disposition of                    See Item 7 of cover pages
                                                      --------------------------
           (iv) shared power to dispose or to direct
                the disposition of                    See Item 8 of cover pages
                                                      --------------------------

           The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (144,480 shares), Altar Rock (10,356 shares), Raptor Portfolio (1,703,970 shares) and BVI Portfolio (299,634 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable


Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Dated:       February 1, 2002

                            TUDOR INVESTMENT CORPORATION


                            By:  /s/  Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Vice President and Assistant Secretary



                             /s/  Paul Tudor Jones, II
                            ----------------------------------------------------
                            Paul Tudor Jones, II


                            TUDOR PROPRIETARY TRADING, L.L.C.


                            By:  /s/  Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Vice President and Assistant Secretary


                            THE ALTAR ROCK FUND L.P.

                            By: Tudor Investment Corporation,
                                General Partner


                                By:  /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Assistant Secretary

                            THE RAPTOR GLOBAL PORTFOLIO LTD.

                            By: Tudor Investment Corporation,
                                Investment Advisor


                                By:  /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Assistant Secretary


                            THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                            By: Tudor Investment Corporation,
                                Sub-Investment Manager


                                By:  /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Assistant
                                    Secretary